EATON VANCE SENIOR INCOME TRUST

Supplement to Prospectus dated August 25, 2022

The following changes are effective March 31, 2023:

The following replaces the third paragraph under “Investment Objective, Policies and Risks” in “Prospectus Summary” and the fifth paragraph under “The Adviser” in “Management of the Trust”:

Sarah A. Choi, Catherine C. McDermott, Daniel P. McElaney and Andrew N. Sveen are portfolio managers of the Trust. Messrs. McElaney and Sveen and Ms. McDermott are Vice Presidents of Eaton Vance and have been portfolio managers of the Trust since March 2019. Ms. Choi is a Vice President of Eaton Vance and has been a portfolio manager of the Trust since July 2022. Messrs. McElaney and Sveen and Ms. McDermott have been employed by Eaton Vance for more than five years and manage other Eaton Vance funds. Ms. Choi has been employed by Eaton Vance since October 2019 and manages other Eaton Vance funds. Prior to joining Eaton Vance, Ms. Choi worked as a Senior Credit Analyst at Apex Credit Partners from 2014 to 2019.

December 22, 2022

EATON VANCE SENIOR INCOME TRUST

Supplement to Statement of Additional Information dated August 25, 2022

The following changes are effective March 31, 2023:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Sarah A. Choi(1)
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Catherine C. McDermott
Registered Investment Companies	7	$4,327.4	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Daniel P. McElaney
Registered Investment Companies	4	$1,652.3	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Andrew N. Sveen(2)
Registered Investment Companies	12	$42,159.0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
(1)	Ms. Choi became a portfolio manager effective July 1, 2022.
(2)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.

The following table shows, as of the Trust’s most recent fiscal year end, the dollar range of equity securities beneficially owned in the Trust by its portfolio manager(s) and in the Eaton Vance family of funds as of December 31, 2021.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Trust	Aggregate Dollar Range of Equity Securities Beneficially Owned in the Eaton Vance Family of Funds
Sarah A. Choi(1)	None	$1 - $10,000
Catherine C. McDermott	None	Over $1,000,000
Daniel P. McElaney	None	$100,001 - $500,000
Andrew N. Sveen	None	$100,001 - $500,000
(1)	Ms. Choi became a portfolio manager effective July 1, 2022.

December 22, 2022